Exhibit 10.2

RETENTION BONUS

AGREEMENT

This Agreement (the “Agreement”) is made and entered into as of August 24, 2012, (the “Effective Date”), by and between First Mariner Bank (the “Bank”) and Paul Susie (“Employee”). In consideration of the promises in this Agreement, and for other good and valuable consideration, the parties hereto agree as follows:

1.      Employee is employed as Senior Vice President/Chief Financial Officer or in such other capacity as may be designated by the Bank from time to time. Employee is employed on an “at will” basis. Either the Bank or Employee may terminate Employee’s employment at any time, with or without cause. Nothing herein shall be understood as modifying or otherwise altering Employee’s at-will relationship or in any other way creating a contract of employment for a definite term.

2.      Subject to the terms and conditions stated herein, the Bank agrees that Employee will receive a total retention bonus of $28,000. The retention bonus shall be paid as follows: (i) a lump-sum equal to $12,000 which was paid on August 10, 2012 and (ii) seven (8) monthly amounts equal to $2,000 paid on or about the 15th of each month commencing on or about August 15, 2012, and continuing for each month during which Employee remains employed by the Bank through March of 2013. These retention bonus payments are intended as an incentive for and in consideration of Employee continuing employment with the Bank. The Bank may withhold any and all applicable taxes from the retention bonus payments.

3.      Employee agrees that, except as legally required, Employee will not communicate the terms and conditions of this Agreement to any persons other than Employee’s spouse, attorneys and tax advisors. The Bank agrees that, except as legally required, it will not communicate the terms and conditions of this Agreement to any persons other than its attorneys, accountants, tax advisors and financial regulators.

4.      Employee agrees that if Employee breaches Section 3 of this Agreement at any time or if, Employee’s employment with the Bank is terminated prior to April 1, 2013, (i) by the Bank for Just Cause or (ii) by Employee for any reason (other than on account of death or disability), Employee shall immediately repay the amount of the retention bonus payments, net of any withholding for taxes, made pursuant to Section 2 of this Agreement through the date Employee’s employment terminates. Employee will make the payment to the Bank in the form of cash or a certified check made payable to the Bank within ten (10) business days of a demand by the Bank for such payment. For purposes of this Agreement, Employee’s employment shall be deemed to have terminated for “Just Cause” if the Bank terminates Employee’s employment following a determination that Employee has (i) engaged in acts of personal dishonesty which have resulted in a loss to the Bank, (ii) intentionally failed to perform stated duties, (iii) committed a willful violation of any law, rule, regulation (other than traffic violations or similar offenses), (iv) become subject to a final cease and desist order which results in substantial loss to the Bank, or (v) willfully breached the Bank’s code of conduct and business ethics.

5.      This Agreement with attachments, if any, supersedes all prior agreements and understandings, oral or written, between the Bank and Employee with respect to the subject matter hereof.

6.      No change, modification, termination, or attempted waiver of any of the provisions of this Agreement shall be binding upon any party hereto unless reduced to writing and signed by the party against whom enforcement is sought.

7.      Failure to insist upon strict compliance with any of the terms or conditions hereof shall not be deemed a waiver of such terms or conditions, nor shall any waiver or relinquishment of any right or power granted hereunder of any particular time be deemed a waiver or relinquishment of such rights or powers at any time or times.

8.      Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which, together, shall constitute one and the same instrument.

9.      Except as preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to its conflict of law provisions.

10.    Employee shall not have the right to assign this Agreement or any rights or obligations hereunder without prior written consent of the Bank. The Bank may assign this Agreement and/or the right to enforce this Agreement to any person or entity. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs and successors in interest.

11.    Notwithstanding anything herein contained to the contrary, any payments to Employee by the Bank pursuant to this Agreement are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

EMPLOYEE:	FIRST MARINER BANK

/s/Paul Susie	By: /s/Lorraine Ash

Print Name: Paul Susie	Title: SVP Human Resources